N-SAR Exhibit: Sub-item 77I
Legg Mason Global Asset Management Trust - Legg Mason BW Diversified Large Cap Value Fund


In connection with the terms of the offering of Class A shares, Class C shares, Class FI shares, Class R shares, Class R1 shares, Class I shares and Class IS shares, of Legg Mason BW Diversified Large Cap Value Fund, Registrant incorporates by reference Registrant's prospectus, Statement of Additional Information, Management Agreement and Subadvisory Agreement, and other related agreements thereto, as filed with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, on post-effective Amendment No. 9 to Form N-1A, on August 20, 2010 (Accession No. 0001193125-10-194012).